Exhibit 99.2

May 1, 2019

Board of Directors
Liberty Expedia Holdings, Inc.
12300 Liberty Boulevard
Englewood, Colorado 80112

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 15, 2019, to the Board of Directors of Liberty Expedia Holdings, Inc. (“Liberty Expedia”) as an Annex to, and to the references thereto under the headings “Summary—Opinion of Liberty Expedia’s Financial Advisor”, “The Transaction—Background of the Mergers”, “The Transaction—Liberty Expedia Board of Directors’ Recommendation and Reasons for the Transaction”, and “The Transaction—Opinion of Liberty Expedia’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving Liberty Expedia and Expedia Group, Inc.  (“Expedia Group”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Expedia Group.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC